Exhibit 99.1

Intel Board Adopts Majority Vote Standard for Election of
Directors

SANTA CLARA, Calif., Jan. 19, 2006 - Intel Corporation announced today that its board of directors has amended the company's bylaws to adopt a majority vote standard for the election of directors in uncontested elections, beginning with the next election of directors in May. The new standard, which requires each director to receive a majority of the votes cast with respect to that director, further underscores Intel's focus on corporate governance and provides for a greater level of accountability of directors to stockholders.

Previously, directors were elected under a plurality vote standard, meaning the candidates receiving the most votes would win without regard to whether those votes constituted a majority of the shares voting at the meeting. Contested elections (where there are more nominees than directors to be elected) will continue to use the plurality vote standard.

Under the laws of Delaware, where Intel is incorporated, if an incumbent director is not elected, that director continues to serve as a "holdover director" until the director's successor is duly elected and qualified. To address this potential outcome, the board has also adopted a director resignation policy in the company's bylaws. If an incumbent director is not elected by a majority of the votes cast, the director shall offer his or her resignation to the board. The Corporate Governance and Nominating Committee would then make a recommendation to the board on whether to accept or reject the resignation, or whether other action should be taken. The board will publicly disclose its decision and the rationale behind it within 90 days of the certification of the election results.

The board also amended the company's bylaws to set a range for the number of directors at between 9 and 15 members and to provide that the range cannot be changed except by a vote of stockholders. The board currently has 11 members in accordance with the company's bylaws, and periodically reviews the appropriate size of the board. The amendment to the bylaws provides the board with limited flexibility to increase or decrease the size of the board within the range while providing stockholders greater control over any change outside of the range.

Additional information on Intel's board of directors and corporate governance guidelines are available at www.intel.com/intel/finance/.

Intel, the world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Additional information about Intel is available at www.intel.com/pressroom.

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or its subsidiaries in the United States and other countries.

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